Exhibit 99.1

    Porter Bancorp Completes Acquisition of Ohio County Bancshares

     Adds Approximately $120 Million in Assets and New Markets in
                           Central Kentucky


    LOUISVILLE, Ky.--(BUSINESS WIRE)--Oct. 2, 2007--Porter Bancorp, Inc. (NASDAQ: PBIB) announced today that it completed the acquisition of Ohio County Bancshares at the end of business on October 1, 2007. Ohio County Bancshares is the holding company for Kentucky Trust Bank that has approximately $120 million in assets and operates six retail banking offices in three central Kentucky counties, including the Beaver Dam, Bowling Green and Owensboro markets. The total acquisition price is approximately $12 million and will be paid approximately 50% in cash and 50% in Porter Bancorp shares.

    "The acquisition of Ohio County Bancshares extends our markets in central Kentucky to Daviess and Ohio Counties and expands our presence in Warren County," stated Maria L. Bouvette, President and CEO of Porter Bancorp, Inc. "We will rebrand the Kentucky Trust offices under the PBI Bank name and believe the addition of their six branches will enhance our overall customer service in the contiguous nine county market that we operate in central Kentucky.

    "The acquisition includes two Kentucky Trust branches in Bowling Green, one of the fastest growing markets in the state. We expect the addition of the new branches to leverage the loan production office we opened in Bowling Green earlier this year by strengthening our retail presence.

    "We project the acquisition of Ohio County Bancshares to be accretive to earnings in the first year by leveraging our infrastructure to support the new branches," concluded Ms. Bouvette.

    Sandler O'Neill and Partners, L.P. served as financial adviser to Porter Bancorp in connection with the proposed acquisition. Mercer Capital, Inc. served as financial adviser to Ohio County Bancshares.

    As part of the acquisition, Porter Bancorp assumed a $2.5 million promissory note from Ohio County Bancshares, which was repaid in full on October 2, 2007.

    About Porter Bancorp, Inc.

    Porter Bancorp, Inc. is a bank holding company headquartered in Louisville, Kentucky. It is the seventh largest independent banking organization based on total assets domiciled in the Commonwealth of Kentucky, with $1.2 billion in assets as of June 30, 2007. Through Porter's subsidiary PBI Bank, it operates banking offices in Louisville and 17 other Kentucky communities located along central Kentucky's Interstate 65 corridor, which runs through Louisville and central Kentucky. Porter Bancorp's common stock is traded on the Nasdaq Global Market under the symbol "PBIB."

    Forward-Looking Statement

    Statements in this press release relating to Porter Bancorp's plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations. Porter Bancorp's actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the "Risk Factors" section of the Company's Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

    PBIB-F PBIB-G

    CONTACT: Porter Bancorp, Inc.
             Maria L. Bouvette, President and CEO, 502-499-4800